                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 21 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 30, 1998, relating to the financial statements and financial highlights appearing in the September 30, 1998 Annual Report to Shareholders of Berger New Generation
Fund and Berger Small Company Growth Fund (two of the funds constituting Berger Investment Portfolio Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.

PricewaterhouseCoopers LLP
Denver, Colorado
June 14, 1999